EXHIBIT 99.1

FirstEnergy Corp.	For Release: November 29, 2005
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Keith Hancock	Kurt Turosky
(330) 384-5247	(330) 384-5500

FIRSTENERGY INCREASES 2006 EARNINGS AND CASH GENERATION GUIDANCE; SUBSIDIARIES TO MAKE VOLUNTARY CONTRIBUTION TO PENSION PLANS

FirstEnergy Corp. (NYSE: FE) today announced that it is raising its 2006 annual earnings guidance (non-GAAP*) by $0.05 per share to $3.45 to $3.65 per share, excluding any unusual items that may occur. Earnings guidance of $3.40 to $3.60 per share, excluding unusual items, initially was set on July 27, 2005. Additionally, the company announced that its subsidiaries will make a voluntary contribution of between $500 million and $600 million to their pension plans before the end of 2005. The impact of the pension contribution is expected to be accretive to earnings and further increase security of future plan benefits. In conjunction with these actions, the company today also increased its 2006 cash generation guidance (non-GAAP).

“Based on refinements we’ve made to our operational, financial and regulatory plans since this summer, we believe it is appropriate to raise our 2006 earnings and cash generation guidance from the amounts disclosed in July,” said Anthony J. Alexander, president and chief executive officer of FirstEnergy. “And given the future requirements of our pension plans, we determined it made sense to increase funding now to help preserve security for our employees and retirees.”

The revised guidance reflects the recent stipulation reached in our pending Rate Certainty Plan proceedings in Ohio, the effect of the voluntary pension contribution and higher transmission-related costs.
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The net after-tax cost of the pension contribution is estimated to be approximately $300 million to $360 million. The contribution is expected to reduce FirstEnergy’s overall risk profile, because it mitigates uncertainty regarding the plans’ unfunded liability.

In 2006, the company expects to generate net cash from operating activities (GAAP) exceeding $2 billion, with free cash flow (non-GAAP) of approximately $203 million after capital expenditures and common stock dividends, and total cash generation (non-GAAP) of approximately $460 million, as shown below:

FirstEnergy Corp.
Reconciliation of 2006 Estimated Cash From Operating Activities (GAAP) to
 Estimated Free Cash Flow (Non-GAAP) and Estimated Cash Generation (Non-GAAP)
($ Millions)

Net Cash from Operating Activities:
GAAP Earnings Guidance                         $1,135 - $1,200
 Adjustments:
Depreciation                                          635
Amortization and deferral of regulatory assets                                   620
Deferred purchased power costs                            (360)
Other, including changes in working capital                             54
Net cash from operating activities (GAAP)                 $2,117

Other Items:
Capital expenditures                                  (1,116)
Nuclear fuel fabrication                                 (160)
Common stock dividends                            (593)
Other, net                                                           (45)
 Free Cash Flow (Non-GAAP)                         $203
Non-core asset sales                                      80
 JCP&L securitization                                             177
Cash Generation (Non-GAAP)                       $460

Details on the company’s 2006 earnings and free cash generation guidance will be provided during an analyst conference being held tomorrow, November 30, 2005, in New York City. Briefings on the company’s strategies, operations and financial outlook also will be provided. Supplemental information is included in a November 29, 2005, letter addressed to the investment community, which is posted on the Investor Information section of FirstEnergy’s Web site, www.firstenergycorp.com/ir.

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A live Webcast of the presentation, which begins at approximately 8:15 a.m. Eastern Time, will be available via FirstEnergy’s Investor Information Web site by clicking on the Webcast icon and selecting FirstEnergy Annual Analyst Meeting. Access to the Webcast requires RealPlayer 8 and at least a 14.4 kbps connection to the Internet. RealPlayer 8 basic software is downloadable free from www.real.com/products/player/index.html, or from FirstEnergy’s Web site. The Webcast also will be archived on FirstEnergy’s Web site.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services.

(*) This news release contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that either excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP).

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to the settlement agreement resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney's Office, the Nuclear Regulatory Commission and the various state public utility commissions as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the continuing availability and operation of generating units, the ability of our generating units to continue to operate at, or near full capacity, our inability to accomplish or realize anticipated benefits from strategic goals (including the proposed transfer of nuclear generation assets and employees workforce factors), our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, including our annual report on Form 10-K for the year ended December 31, 2004, and other similar factors. Dividends declared from time to time on FirstEnergy’s common stock during any annual period may in aggregate vary from the indicated amounts due to circumstances considered by FirstEnergy’s Board of Directors at the time of the actual declaration. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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